Exhibit 3

Names and Addresses of the Underwriters

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

United States of America

Santander Investment Securities Inc.

45 East 53rd Street, 5th Floor

New York, NY 10022

United States of America

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

United States of America